Exhibit 3.7

State of Delaware

Office of the Secretary of State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT THE SAID “KELLEY OIL CORPORATION”, FILED A CERTIFICATE OF AMENDMENT, CHANGING ITS NAME TO “CONTOUR ENERGY E & P, INC.”, THE THIRTEENTH DAY OF AUGUST, A.D. 2001, AT 4:30 O’CLOCK P.M.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 1343107

DATE: 09-04-01